Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.
                              ---------------------
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ---------------------
                             HERLEY INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                     23-2413500
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

10 Industry Drive, Lancaster, Pennsylvania              17603-4025
(Address of principal executive offices)                (Zip Code)

                             1997 STOCK OPTION PLAN
                            (Full title of the plan)

                              Myron Levy, President
                             Herley Industries, Inc.
                                10 Industry Drive
                       Lancaster, Pennsylvania 17603-4025
                     (Name and address of agent for service)

                                 (717) 397-2777
          (Telephone number, including area code, of agent for service)
                            -----------------------
                                    copy to:
                            David H. Lieberman, Esq.
                     Blau, Kramer, Wactlar & Lieberman, P.C.
                             100 Jericho Quadrangle
                             Jericho, New York 11753
                                 (516) 822-4820
                            -------------------------

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
Title of Each                           Proposed Maximum        Proposed Maximum
Class of Securities    Amount to be     Offering                Aggregate             Amount of
to be Registered       Registered       Price Per Share (1)     Offering Price (1)    Registration Fee
------------------------------------------------------------------------------------------------------
Common Stock,          1,666,666 shs.        $13.00               $21,666,658            $6,392
par value $.10

------------------------------------------------------------------------------------------------------

(1)  Estimated solely for the purpose of calculating the registration fee, based on the closing price of the Company's
Common Stock reported on the consolidated reporting system on February 17, 1998, pursuant to
Rule 457.
(2)  The Registration Statement also covers an indeterminate number of additional shares of
Common Stock which may
become issuable pursuant to anti-dilution and adjustment provisions of the Plan.

======================================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
        ----------------------------------------
     The following documents have been filed by the Company with the Commission (File No. 0-5411) pursuant to the Exchange Act, are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

     (1) The Company's Annual Report on Forms 10-K and 10-K/A for the fiscal year ended August 3, 1997;

     (2) The Company's Quarterly Report on Form 10-Q for the thirteen weeks ended November 2, 1997.

     (3) The Registration Statement on Form S-1 with respect to the Company's Common Stock (File No. 333-39767), including any amendment or report filed for the purpose of updating the description of the Common Stock contained therein.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the termination of this offering of Common Stock shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The Company will provide without charge to each person to whom a copy of this Registration Statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference
(except for exhibits thereto unless specifically incorporated by reference therein). Requests for such copies should be directed to the Secretary, Herley Industries, Inc., 10 Industry Drive, Lancaster, Pennsylvania 17603, (717) 397-2777.

Item 4.   Description of Securities.
          --------------------------
     Not applicable.

Item 5.   Interests of Named Experts and Counsel.
          ---------------------------------------
     David H. Lieberman, a member of the law firm of Blau, Kramer, Wactlar & Lieberman, P.C. is a director of the Registrant. As of the date hereof, Mr. Lieberman owns 6,600 shares of Common Stock, warrants to purchase 10,000 shares of Common Stock, and options to purchase 10,000 shares of Common Stock.

Item 6.   Indemnification of Directors and Officers.
          ------------------------------------------
     Under provisions of the By-Laws of the Company, each person who is or was a director or officer of the Company may be indemnified by the Company to the full extent permitted or authorized by the General Corporation Law of Delaware.

     Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Company, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or if a criminal suit is settled, such a person may be indemnified under such law against both
(1) expenses (including attorneys' fees) and (2) judgements, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of the Company, or if such suit is settled, such a person may be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company except that if such a person is adjudged to be liable in such suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

     The Company and the officers and directors of the Company are covered by officers and directors liability insurance. The policy coverage is $3,000,000, which includes reimbursement for costs and fees. There is a maximum deductible under the policy of $200,000 for each claim. The Company has entered into Indemnification Agreements with certain of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.

Item 7.   Exemption from registration claimed.
          ------------------------------------
     Not applicable.

Item 8.   Exhibits.
          ---------
     4    1997 Stock Option Plan
     5    Opinion and consent of Blau, Kramer, Wactlar & Lieberman, P.C.
     23.1 Consent of Blau, Kramer, Wactlar & Lieberman, P.C. - included in their opinion filed as Exhibit 5.
     23.2 Consent of Arthur Andersen LLP.
     24   Powers of Attorney-included in signature page hereof.

 Item 9.  Undertakings.
          -------------
     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lancaster, Pennsylvania on the 23rd day of February, 1998.

                                         HERLEY INDUSTRIES, INC.

                                         By: /s/ Myron Levy
                                            --------------------------
                                                Myron Levy
                                                President and Director

                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on February 23, 1998 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Lee N. Blatt and Myron Levy, and each of them acting individually, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on our behalf in our capacities indicated below which they or either of them may deem necessary or advisable to enable Herley Industries, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Signature                                 Title
     ---------                                 -----

/s/ Lee N. Blatt
--------------------------               Chairman of the Board
Lee N. Blatt                             (Chief Executive Officer)

/s/ Myron Levy
--------------------------               President and Director
Myron Levy

/s/ Anello C. Garefino
--------------------------               Vice President - Finance,
Anello C. Garefino                       Treasurer  (Chief Financial Officer and
                                         Principal Accounting Officer)

--------------------------               Director
Thomas S. Allshouse

/s/ David H. Lieberman
--------------------------               Secretary and Director
David H. Lieberman

--------------------------               Director
Dr. Alvin M. Silver

/s/ John Thonet
--------------------------
John Thonet                              Director

--------------------------
Adm. Edward K. Walker, Jr.               Director